                                                                  Exhibit 11.(a)
                                                                  --------------
               GREEN TREE FINANCIAL CORPORATION AND SUBSIDIARIES
               -------------------------------------------------

                   COMPUTATION OF PRIMARY EARNINGS PER SHARE
                   -----------------------------------------


                                                   Year ended December 31
                                           ----------------------------------------
                                               1996          1995          1994
                                           ------------  ------------  ------------

Net Earnings                               $308,736,000  $253,969,000  $181,279,000
                                           ============  ============  ============

Weighted average number of
 common and common equivalent
 shares outstanding:
  Weighted average common
   shares outstanding                       136,995,701   136,644,397   134,941,996
  Dilutive effect of stock
   options after application
   of treasury-stock method                   3,566,129     3,445,259     3,726,342
                                           ------------  ------------  ------------
                                            140,561,830   140,089,656   138,668,338
                                           ------------  ------------  ------------

Earnings per share:
  Net earnings                                    $2.20         $1.81         $1.31
                                                  =====         =====         =====

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